Exhibit 99.2
CIENA CORPORATION
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(unaudited)
     The following unaudited pro forma condensed combined balance sheet as of January 31, 2010 and the unaudited pro forma condensed combined statements of operations for the year ended October 31, 2009 and quarter ended January 31, 2010 are derived from the historical financial statements of Ciena Corporation (“Ciena”) and the Optical and Carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business acquired by Ciena (the “MEN Business”) and have been prepared to give effect to Ciena’s acquisition of the MEN Business on March 19, 2010, as more fully described in Note 1 below (the “Acquisition”). The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred as of the most recent quarter end balance sheet date of January 31, 2010. The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition had occurred on November 1, 2008, the first day of Ciena’s fiscal 2009, and November 1, 2009, the first day of the first quarter of Ciena’s fiscal 2010.
     Because Ciena and the MEN Business had different fiscal year end dates, the unaudited pro forma condensed combined balance sheet as of January 31, 2010 is presented based on Ciena’s balance sheet as of January 31, 2010 and the MEN Business’s balance sheet as of December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2009 is presented based on Ciena’s fiscal year ended October 31, 2009 and the MEN Business’s fiscal year ended December 31, 2009. The unaudited pro forma condensed combined statement of operations for the quarter ended January 31, 2010 is presented based on Ciena’s first quarter ended January 31, 2010 and the MEN Business’s fourth quarter ended December 31, 2009. The historical financial statements have been adjusted as described in Note 4 below.
     The Acquisition has been accounted for under the acquisition method of accounting, which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.
     The following pro forma financial statements have been prepared for illustrative purposes only and do not purport to reflect the results the combined company may achieve in future periods or the historical results that would have been obtained had Ciena and the MEN Business been a combined company during the relevant periods presented. The unaudited pro forma combined financial statements do not include the effects of:
•	non-recurring income statement impacts arising directly as a result of the Acquisition, such as the short term impact of fair value adjustments made to inventory and deferred revenue;

•	any operating efficiencies or cost savings;

•	savings as a result of subsequent restructuring actions that have or may be taken; or

•	any acquisition and integration expenses.
     These unaudited pro forma condensed combined financial statements, including the notes hereto, should be read in conjunction with (i) the historical consolidated financial statements for Ciena included in its Annual Report on Form 10-K filed on December 22, 2009 and its Quarterly Report on Form 10-Q filed on March 5, 2010; and (ii) the historical financial statements of the MEN Business included as Exhibit 99.1 to Ciena’s Form 8-K/A dated May 28, 2010 (amending Ciena’s Form 8-K dated March 19, 2010 and filed on March 25, 2010).

CIENA CORPORATION
PRO FROMA CONDENSED COMBINED BALANCE SHEET
(in thousands)

	Historical		Pro Forma
		MEN
	Ciena	Business
	January 31,	December 31,
	2010	2009	Adjustments	Combined
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$573,180	$—	$(303,974)	$269,206
Short-term investments	428,409	—	—	428,409
Accounts receivable, net	105,624	164,000	(156,749)	112,875
Inventories	95,431	192,000	(80,285)	207,146
Prepaid expenses and other	75,423	54,000	(64,481)	64,942

Total current assets	1,278,067	410,000	(605,489)	1,082,578
Long-term investments	8,048	—	—	8,048
Equipment, furniture and fixtures, net	64,351	38,000	7,350	109,701
Goodwill	—	—	41,943	41,943
Other intangible assets, net	53,433	—	489,737	543,170
Other long-term assets	77,208	8,000	30,000	115,208

Total assets	$1,481,107	$456,000	$(36,459)	$1,900,648

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$76,211	$17,000	$(17,000)	$76,211
Payroll and benefit-related liabilities	—	31,000	(31,000)	—
Accrued liabilities	97,560	132,000	(100,558)	129,002
Contractual liabilities	—	11,000	(11,000)	—
Restructuring liabilities	1,566	—	—	1,566
Income tax payable	1,306	—	—	1,306
Deferred revenue	43,722	—	22,928	66,650

Total current liabilities	220,365	191,000	(136,630)	274,735
Long-term deferred revenue	37,177	—	—	37,177
Long-term restructuring liabilities	7,184	—	—	7,184
Other long-term obligations	8,330	6,000	(1,883)	12,447
Convertible notes payable	798,000	—	375,000	1,173,000
Liabilities subject to compromise	—	68,000	(68,000)	—

Total liabilities	1,071,056	265,000	168,487	1,504,543

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	926	—	—	926
Additional paid-in capital	5,673,387	—	—	5,673,387
Net parent investment	—	193,000	(193,000)	—
Accumulated other comprehensive income (loss)	404	(2,000)	2,000	404
Accumulated deficit	(5,264,666)	—	(13,946)	(5,278,612)

Total stockholders’ equity	410,051	191,000	(204,946)	396,105

Total liabilities and stockholders’ equity	$1,481,107	$456,000	$(36,459)	$1,900,648

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CIENA CORPORATION
PRO FROMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical		Pro Forma
	Ciena	MEN Business
	Year Ended	Year Ended
	October 31, 2009	December 31, 2009	Adjustments		Combined
Revenue:
Products	$547,522	$898,000	$—		$1,445,522
Services	105,107	168,000	—		273,107

Total revenue	652,629	1,066,000	—		1,718,629

Costs:
Products	296,170	596,000	17,917	(a)(d)	910,087
Services	71,629	94,000	—		165,629

Total cost of goods sold	367,799	690,000	17,917		1,075,716

Gross profit	284,830	376,000	(17,917)		642,913

Operating expenses:
Research and development	190,319	249,000	1,366	(d)	440,685
Selling and marketing	134,527	—	—		134,527
General and administrative	47,509	—	—		47,509
Selling, general and administrative expense	—	190,000	—		190,000
Amortization of intangible assets	24,826	1,000	110,857	(a)	136,683
Restructuring costs	11,207	—	—		11,207
Goodwill impairment	455,673	—	—		455,673
Other operating expense, net	—	40,000	—		40,000

Total operating expenses	864,061	480,000	112,223		1,456,284

Loss from operations	(579,231)	(104,000)	(130,140)		(813,371)
Interest and other income (expense), net	9,487	(18,000)	—		(8,513)
Interest expense	(7,406)	—	(17,132	) (b)	(24,538)
Loss on cost method investments	(5,328)	—	—		(5,328)

Loss before income taxes	(582,478)	(122,000)	(147,272)		(851,750)
Reorganization items	—	46,000	—		46,000
Provision (benefit) for income taxes	(1,324)	36,000	—	(e)	34,676

Net loss	$(581,154)	$(204,000)	$(147,272)		$(932,426)

Basic net loss per common share	$(6.37)	$—	$—		$(10.23)

Diluted net loss per dilutive potential common share	$(6.37)	$—	$—		$(10.23)

Weighted average basic common shares	91,167	—	—		91,167

Weighted average dilutive potential common shares	91,167	—	—		91,167

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CIENA CORPORATION
PRO FROMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Historical		Pro Forma
	Ciena	MEN Business
	Quarter Ended	Quarter Ended
	January 31, 2010	December 31, 2009	Adjustments		Combined
	(unaudited)	(unaudited)
Revenue:
Products	$149,054	$213,000	$—		$362,054
Services	26,822	55,000	—		81,822

Total Revenue	175,876	268,000	—		443,876

Costs:
Products	76,669	154,000	4,479	(a)(d)	235,148
Services	19,047	30,000	—		49,047

Total cost of goods sold	95,716	184,000	4,479		284,195

Gross profit	80,160	84,000	(4,479)		159,681

Operating expenses:
Research and development	50,033	70,000	341	(d)	120,374
Selling and marketing	34,237	—	—		34,237
General and administrative	12,763	—	—		12,763
Selling, general and administrative expense	—	41,000	—		41,000
Acquistion and integration costs	27,031	—	(27,031	)(c)	—
Amortization of intangible assets	5,981	—	33,381	(a)	39,362
Restructuring costs	(21)	—	—		(21)
Other operating expense – net	—	43,000	—		43,000

Total operating expenses	130,024	154,000	6,691		290,715

Loss from operations	(49,864)	(70,000)	(11,170)		(131,034)
Interest and other income, net	(773)	1,000	—		227
Interest expense	(1,828)	—	(4,283	)(b)	(6,111)

Loss before income taxes and reorganization items	(52,465)	(69,000)	(15,453)		(136,918)
Reorganization items	—	(7,000)	—		(7,000)
Provision for income taxes	868	13,000	—	(e)	13,868

Net loss	$(53,333)	$(75,000)	$(15,453)		$(143,786)

Basic net loss per common share	$(0.58)	$—	$—		$(1.56)

Diluted net loss per dilutive potential common share	$(0.58)	$—	$—		$(1.56)

Weighted average basic common shares	92,321	—	—		92,321

Weighted average dilutive potential common shares	92,321	—	—		92,321

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

CIENA CORPORATION
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(unaudited)
(1) BASIS OF PRO FORMA PRESENTATION
     On March 19, 2010, Ciena completed its acquisition of the assets of the MEN Business (the “Acquisition”). The Acquisition was completed pursuant to that certain (i) Amended and Restated Asset Sale Agreement dated November 24, 2009, as amended, by and among, Ciena and Nortel Networks Corporation, its principal operating subsidiary Nortel Networks Limited, Nortel Networks Inc. and certain of its other subsidiaries (together, “Nortel”), relating to the purchase of substantially all of the North American, Caribbean and Latin American and Asian optical networking and Carrier Ethernet assets of Nortel’s MEN business (the “North American Agreement”) and; (ii) Asset Sale Agreement dated October 7, 2009, as amended, by and among Ciena, Nortel affiliates and the Joint Administrators and Joint Israeli Administrators (each as defined below), relating to the purchase of substantially all of the European, Middle Eastern and African (EMEA) optical networking and Carrier Ethernet assets of Nortel’s MEN business (the “EMEA Agreement”). The North American Agreement and the EMEA Agreement, as amended above, are collectively referred to as the “Acquisition Agreements.” As used above, “Joint Administrators” means Alan Bloom, Stephen Harris, Alan Hudson, David Hughes and Christopher Hill, in their capacity as joint administrators to those Nortel EMEA entities participating in the Acquisition to which they are appointed, and “Joint Israeli Administrators” means Yaron Har-Zvi and Avi D. Pelosso, in their capacity as joint Israeli administrators.
     The $773.8 million aggregate purchase price for the Acquisition consisted entirely of cash. The purchase price is subject to adjustment based upon the level of net working capital transferred to Ciena at closing. The purchase price was decreased at closing by approximately $62.0 million based on this working capital adjustment. As of the date of this report, Ciena estimates that the adjustment mechanism will further decrease the aggregate purchase price by up to an additional $19.0 million, subject to finalization between the parties, and has adjusted its financial statements accordingly.
     In accordance with the terms and conditions of the Acquisition Agreements, prior to the closing Ciena elected to replace the $239.0 million in aggregate principal of 6% senior convertible notes due 2017 that were to be issued to Nortel as part of the aggregate purchase price with cash equivalent to 102% of the face amount of the notes replaced, or $243.8 million. Ciena made this election upon the completion of its March 15, 2010 private offering of $375.0 million in aggregate principal amount of 4.0% Convertible Senior Notes due March 15, 2015 (the “Notes”). The net proceeds from the Notes offering were approximately $364.3 million, after deducting the placement agents’ fees and other fees and expenses. Ciena used $243.8 million of the net proceeds of the offering to replace its contractual obligation to issue convertible notes as part of the aggregate purchase price for the Acquisition. The remaining net proceeds were used to reduce the amount of cash on hand necessary to fund the purchase price for the MEN Business.
     The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred as of Ciena’s most recent pre-close quarter balance sheet date as of January 31, 2010. The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition had occurred on November 1, 2008, the first day of Ciena’s fiscal 2009, and November 1, 2009, the first day of the first quarter of Ciena’s fiscal 2010.
     Because Ciena and the MEN Business had different most recent period end dates, the unaudited pro forma condensed combined balance sheet as of January 31, 2010 is presented based on Ciena’s balance sheet as of January 31, 2010 and the MEN Business’s balance sheet as of December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2009 is presented based on Ciena’s fiscal year ended October 31, 2009 and the MEN Business’s fiscal year ended December 31, 2009. The unaudited pro forma condensed combined statement of operations for the quarter ended January 31, 2010 is presented based on Ciena’s first quarter ended January 31, 2010 and the MEN Business’s fourth quarter ended December 31, 2009. The historical financial statements have been adjusted as described in Note 4 below.

     The Acquisition has been accounted for under the acquisition method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.
     The pro forma financial statements have been prepared for illustrative purposes only and do not purport to reflect the results that the combined company may achieve in future periods or the historical results that would have been obtained had Ciena and the MEN Business been a combined company during the relevant periods presented.
(2) PRELIMINARY PURCHASE PRICE
     The following table summarizes the preliminary purchase price for the Acquisition (in thousands):

Amount
Aggregate cash purchase price for the acqusition	$773,780
Estimated net working capital transferred adjustment	(80,963)

Total estimated purchase price	$692,817

     The purchase price is preliminary and is subject to adjustment based upon the difference between the estimated amount of net working capital to be transferred pursuant to the Acquisition Agreements and the actual amount of networking capital transferred on the date of closing. Ciena currently estimates that this adjustment mechanism will result in a downward adjustment to the aggregate purchase price of up to $81.0 million.
(3) PRELIMINARY PURCHASE PRICE ALLOCATION
     The preliminary allocation of the purchase price as reflected with these unaudited pro forma condensed combined financial statements is based on the best information available to management at the time that these unaudited pro forma condensed combined financial statements were filed and is provisional pending, among other things, final agreement of the adjustment to the purchase price based upon the level of net working capital transferred to Ciena at closing as well as the finalization of the valuation of selected items. During the measurement period (which is not to exceed one year from the Acquisition date), Ciena is required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the Acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. Ciena may adjust the preliminary purchase price allocation after obtaining additional information regarding, among other things, asset valuations, liabilities assumed and revisions of previous estimates. The following table summarizes the preliminary allocation of the Acquisition purchase price based on the estimated fair value of the acquired assets and assumed liabilities (in thousands):

Amount
Unbilled recevables	$7,251
Inventories	111,715
Prepaid expenses and other	27,969
Other long-term assets	27,339
Equipment, furniture and fixtures	45,350
Developed technology	218,773
Capitalized research and development	11,000
Customer relationships, outstanding purchase orders and contracts	257,964
Trade name	2,000
Goodwill	41,943
Deferred revenue	(22,928)
Accrued liabilities	(31,442)
Other long-term obligations	(4,117)

Total purchase price allocation	$692,817

     Unbilled receivables represent unbilled claims for which Ciena will invoice customers upon its completion of the acquired projects.
     Under the acquisition method of accounting, Ciena revalued the acquired finished goods inventory to fair value, which is defined as the estimated selling price less the sum of (a) costs of disposal, and (b) a reasonable profit allowance for Ciena’s selling effort. This revaluation resulted in an increase in inventory carrying value of approximately $39.4 million for marketable inventory offset by a decrease of $4.7 million for unmarketable inventory.
     Prepaid expenses and other include product demonstration units used to support research and development projects. Other long-term assets represent spares used to support customer maintenance commitments and indemnification assets related to uncertain tax contingencies acquired and recorded as part of other long-term obligations.
     Developed technology represents purchased technology which has reached technological feasibility and for which development had been completed as of the date of the Acquisition. Developed technology will be amortized on a straight line basis over its estimated useful lives of two to seven years.
     Capitalized research and development represents acquired in process research and development that had not reached technological feasibility at the time of the Acquisition. Capitalized research and development assets will be impaired or amortized in future periods, depending upon the ability of Ciena to use the research and development in future periods. Future expenditures to complete the capitalized research and development projects will be expensed as incurred.
     Customer relationships, outstanding purchase orders and contracts represent agreements with existing customers of the MEN Business. These intangible assets are expected to have estimated useful lives of nine months to seven years, with the exception of $12.0 million related to acquired in-process projects which will be billed in full by Ciena and recognized as a reduction in revenue within the next year. Trade name represents acquired product trade names which are expected to have a useful life of nine months.
     Goodwill represents the purchase price in excess of the amounts assigned to acquired tangible or intangible assets and assumed liabilities. Amounts allocated to goodwill are tax deductible in all relevant jurisdictions. The goodwill is attributable to the assigned workforce of the MEN Business and the synergies expected to arise as a result of the Acquisition.
     Deferred revenue represents obligations assumed by Ciena to provide maintenance support services for which payment for such services was already made to Nortel.

     Accrued liabilities represent assumed warranty obligations, other customer contract obligations, and certain employee benefit plans. Other long-term obligations represent uncertain tax contingencies.
(4) PRO FORMA ADJUSTMENTS
     The unaudited pro forma condensed combined financial statements reflect adjustments attributed to the Acquisition and the related March 15, 2010 private placement of $375.0 million in aggregate principal amount of the Notes. Pursuant to the acquisition method of accounting, the total purchase price, calculated as described in Note 2 above to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective estimated fair values.
     The unaudited pro forma condensed combined statements of operations do not include any costs that may result from acquisition and integration activities. Given the structure of the Acquisition as an asset carve-out from Nortel, Ciena expects that the Acquisition will result in a costly and complex integration with a number of operational risks. Ciena expects to incur acquisition and integration costs of approximately $180 million, with the majority of these costs to be incurred in the first 12 months following the Acquisition. This estimate principally reflects expense associated with equipment and information technology costs, transaction expense, and consulting and third party service fees associated with integration. In addition to integration expense, Ciena also expects to incur expense related to, among other things, facilities restructuring and inventory obsolescence charges. As a result, the expense Ciena will incur and recognize for financial statement purposes as a result of the Acquisition could be significantly higher.
     The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Ciena and the MEN Business filed consolidated returns for the periods presented.
ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
     The pro forma adjustments in the unaudited pro forma combined balance sheet related to the Acquisition and associated Notes offering as January 31, 2010 are as follows (in thousands):

	Pro Forma Adjustments
		Funding for	Debt Issuance	Acquisition-		Net Assets Not	Adjustments to
	Reclassifications	Acquisition	Costs	Related Costs	Acquistion	Acquired	Fair Value
Increase / (Decrease) in	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Net Adjustments
Cash and cash equivalents	$—	$375,000	$(10,661)	$(13,946)	$(654,367)	$—	$—	$(303,974)
Accounts receivable, net	—	—	—	—	—	(156,749)	—	(156,749)
Inventories	(23,222)	—	—	—	—	(91,793)	34,730	(80,285)
Prepaid expenses and other	—	—	—	—	(38,450)	(26,031)	—	(64,481)
Equipment, furniture and fixtures, net	—	—	—	—	—	—	7,350	7,350
Goodwill	—	—	—	—	—	—	41,943	41,943
Other intangible assets, net	—	—	—	—	—	—	489,737	489,737
Other long-term assets	23,222	—	10,661	—	—	(8,000)	4,117	30,000
Accounts payable	—	—	—	—	—	(17,000)	—	(17,000)
Payroll and benefit-related liabilities	(31,000)		—	—	—	—	—	(31,000)
Accrued liabilities	(58,000)	—	—	—	—	(51,909)	9,351	(100,558)
Contractual liabilities	(11,000)	—	—	—	—	—		(11,000)
Deferred revenue, current	100,000	—	—	—	—	(69,409)	(7,663)	22,928
Other long-term obligations	—	—	—	—	—	(6,000)	4,117	(1,883)
Convertible notes payable	—	375,000	—	—	—	—	—	375,000
Liabilities subject to compromise	—	—	—	—	—	(68,000)	—	(68,000)
Net parent investment	—	—	—	—	—	(193,000)	—	(193,000)
Accumulated other comprehensive income (loss)	—	—	—	—	—	2,000	—	2,000
Accumulated deficit	—	—	—	(13,946)	—	—	—	(13,946)

(1)	Reclassifications – This pro forma adjustment reflects certain reclassifications of historical MEN Business amounts in order to conform to Ciena’s presentation for use in the pro forma condensed combined balance sheet. Those reclassifications are as follows:
•	$23.2 million of inventory comprised of spare parts inventory used to support maintenance commitments was reclassified to other-long term assets;

•	$31.0 million of payroll and benefit-related liabilities was reclassified to accrued liabilities;

•	$11.0 million of contractual liabilities was reclassified to accrued liabilities; and

•	$100.0 million of other accrued liabilities comprised of short-term deferred revenue was reclassified to deferred revenue, current.

(2)	Funding for Acquisition – This pro forma adjustment reflects the completion of Ciena’s March 15, 2010 private placement of $375.0 million in aggregate principal amount of the Notes. The net proceeds from the Notes offering were approximately $364.3 million, after deducting the placement agents’ fees and other fees and expenses. As described in Note 1, Ciena used $243.8 million of the net proceeds of the offering to replace its contractual obligation to issue convertible notes as part of the aggregate purchase price for the Acquisition. The remaining net proceeds were used to reduce the amount of cash on hand required to find the purchase price for the Aquisition.

(3)	Debt Issuance Costs - This pro forma adjustment reflects the placement agents’ fees and other fees associated with the issuance of the Notes.

(4)	Acquisition-Related Costs – In connection with the Acquisition, Ciena incurred legal and other third party charges of $13.9 million, subsequent to January 31, 2010. This pro forma adjustment is necessary to reflect the acquisition costs as if they had been incurred at January 31, 2010.

(5)	Acquisition – This pro forma adjustment represents cash paid at closing of $654.4 million and reflects the preliminary purchase price of $692.8 million reduced by the $38.4 million good faith deposit made in December 2009. This deposit was held in escrow and included in prepaid expenses and other assets in Ciena’s condensed consolidated balance sheet as of January 31, 2010.

(6)	Net Assets Not Acquired – Ciena purchased only certain assets and assumed only certain liabilities of the MEN Business as defined by the Acquisition agreements. This pro forma adjustment eliminates these excluded balances at their historical amounts and the change in the account balance from December 31, 2009 through the Acquisition date due to normal business operations.

7)	Adjustments to Fair Value – The assets acquired and liabilities assumed of the MEN Business have been adjusted to their estimated fair values as of the acquisition date
ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(a)	To record amortization of intangibles acquired in the Acquisition. The pro forma amortization expense for the twelve-month and three-month periods ended October 31, 2009 and January 31, 2010, respectively (in thousands):

	Estimated Average	Twelve Months	Three Months
	Useful Life	Amortization Expense	Amortization Expense
Developed technology	Two to seven years	$34,387	$8,597
Customer relationships, outstanding purchase orders and contracts	Nine months to seven years	91,714	28,428
Trade name	Nine months	2,000	667

		$128,101	$37,692

The amortization of intangibles acquired in the Acquisition is recorded in the following categories within the pro forma condensed combined statements of operations for the twelve-month and three-month periods ended October 31, 2009 and January 31, 2010, respectively (in thousands):

	Product Costs of Goods Sold	Operating Expense	Total
	(twelve-month period ended October 31, 2009)
Developed technology	$17,244	$17,143	$34,387
Customer relationships, outstanding purchase orders and contracts	—	91,714	91,714
Trade name	—	2,000	2,000

Total	$17,244	$110,857	$128,101

	(three-month period ended January 31, 2010)
Developed technology	$4,311	$4,286	$8,597
Customer relationships, outstanding purchase orders and contracts	—	28,428	28,428
Trade name	—	667	667

Total	$4,311	$33,381	$37,692

(b)	To record interest expense, including amortization of debt issuance costs, related to the issuance of the Notes in aggregate principal amount of $375.0 million.

(c)	To eliminate certain acquisition and integration-related costs reflected in the historical financial statements for the three-month period ended January 31, 2010 that are directly related to the acquisition and are non-recurring in nature. These costs include investment banking, legal and other third party costs in connection with the Acquisition. There were no such costs reflected in Ciena’s historical statement of operations for the year ended October 31, 2009.

(d)	To record depreciation expense on the fair value adjustment for equipment, furniture and fixtures. Depreciation expense related to product costs of good sold for the year ended October 31, 2010 and the quarter ended January 31, 2010 was $0.7 million and $0.2 million, respectively.

(e)	No tax provision or benefit is recorded because deductions resulting from the amortization of these acquired intangibles and the depreciation expense on the fair value adjustment for purchased equipment, furniture and fixtures are expected to result in deferred tax assets that will be fully reserved against by recording an additional valuation allowance.